Exhibit 99.1

DIRECTV Fourth Quarter Results Complete Another Record Setting Year for the Company

DIRECTV Adds 667,000 Net New Subscribers in Q4 or 79% More Than a Year Ago Representing the Largest Quarter in 10 Years

  For the year, DIRECTV Latin America added a record 1.2 million net new subscribers or 76% more than a year ago bringing its cumulative subscriber total to 5.8 million or 8.9 million including Sky Mexico
  DIRECTV U.S. attained 663,000 net new subscribers in 2010 surpassing 19.2 million total customers driven by low churn of 1.53% and 4.1 million gross subscriber additions

DIRECTV Q4 Revenue Growth of 11% to $6.6 Billion and Operating Profit before Depreciation and Amortization Growth of 13% to $1.7 Billion Cap Record Year

  DIRECTV Latin America full year revenues grow 25% and operating profit before depreciation and amortization increases 67% driven by strong subscriber growth
  DIRECTV U.S. 2010 revenues increase 9% fueled by 4.9% ARPU growth while operating profit before depreciation and amortization climbs 11%

DIRECTV Increases Full Year Adjusted EPS 72% to $2.48 and Grows Full Year Free Cash Flow 18% to a Record $2.8 Billion

DIRECTV Board Approves $6 Billion Stock Repurchase Program

EL SEGUNDO, Calif.--(BUSINESS WIRE)--February 23, 2011--DIRECTV (NASDAQ:DTV) today reported an increase in fourth quarter 2010 revenues of 11% to $6.62 billion, operating profit before depreciation and amortization(1) (OPBDA) of 13% to $1.68 billion and operating profit of 23% to $1.06 billion compared with last year’s fourth quarter. DIRECTV reported fourth quarter net income of $618 million and diluted earnings per share of $0.74 compared with a net loss of $32 million and a loss per share of $0.03 in the fourth quarter of 2009.

“Our fourth quarter results capped off one of DIRECTV’s strongest years ever as we further extended our position as the world’s largest provider of pay television services with over 28 million subscribers in the U.S. and Latin America,” said Mike White, president and CEO of DIRECTV. “Fueled by the best quarter in a decade with 667,000 consolidated net additions, DIRECTV added 1.9 million new subscribers in 2010 representing the second best year in our history. In many ways our financial results were even stronger as we again generated industry-leading growth in revenue and operating profit before depreciation and amortization in 2010 of 12% and 20%, respectively. These strong results combined with our share repurchase program fueled a 72% increase in adjusted EPS to $2.48 and an 18% increase in free cash flow to a record $2.8 billion.”

White continued, “We exit 2010 with good momentum and look to build on that in 2011 with a strategy designed to maintain our industry-leading revenue and earnings growth. In the U.S., our strategy focuses on delivering the best television experience both inside and outside of the home, generating incremental revenue streams in key areas such as DIRECTV Cinema, commercial and local/addressable advertising, as well as capturing productivity improvements throughout our company. In Latin America, our priority will be to continue leading the market in HD and DVR services while introducing exciting new products and services that target the rapidly growing middle market segments.” White added, “With the successful execution of these strategies along with our plan for returning excess cash to shareholders, we remain confident in our ability to continue creating significant shareholder value as we strive to achieve our EPS target of $5 per share in 2013.”

DIRECTV'S OPERATIONAL REVIEW

DIRECTV Consolidated	Three Months		Twelve Months
Dollars in Millions except Earnings	Ended December 31,		Ended December 31,
per Class A Common Share	2010	2009	2010	2009
Revenues	$6,621	$5,981	$24,102	$21,565
Operating Profit Before Depreciation and Amortization(1)	1,684	1,494	6,378	5,313
Operating Profit	1,062	862	3,896	2,673
Net Income (Loss) Attributable to DIRECTV	618	(32)	2,198	942
Diluted Earnings (Loss) Per Class A Share	0.74	(0.03)	2.30	0.95
Adjusted Diluted Earnings Per Share(2)	0.74	0.48	2.48	1.44
Capital Expenditures and Cash Flow
Cash Paid for DIRECTV U.S. Subscriber Leased Equipment - Acquisitions, Upgrade and Retention	298	217	967	983
Cash Paid for Property, Equipment and Satellites	372	306	1,449	1,088
Cash Flow Before Interest and Taxes(3)	964	1,005	3,916	3,215
Free Cash Flow(4)	711	710	2,790	2,360

Fourth Quarter Review

DIRECTV’s fourth quarter revenues of $6.62 billion increased 11% over the same period last year principally due to strong growth from DIRECTV U.S. and DIRECTV Latin America (DTVLA). Fourth quarter revenues at DIRECTV U.S. grew 8% primarily due to solid subscriber and average monthly revenue per subscriber (ARPU) growth while DTVLA grew 23% mainly due to strong subscriber growth. In addition, the quarter also benefitted from $59 million of net revenue generated by DIRECTV Sports Networks, which was acquired as part of the transaction with Liberty Media Corporation (Liberty Transaction) in November 2009.

Operating profit before depreciation and amortization (OPBDA) increased 13% to $1.68 billion primarily due to higher OPBDA at both DTVLA and DIRECTV U.S. Fourth quarter DTVLA OPBDA increased 56% driven by gross profit associated with higher revenues and lower general and administrative (G&A) expenses primarily due to a reduction in currency-related transaction charges in Venezuela. DIRECTV U.S. OPBDA grew 4% mostly due to gross profit associated with higher revenues partially offset by an increase in subscriber acquisition costs. Also in the quarter, DIRECTV operating profit increased 23% to $1.06 billion primarily due to the increase in OPBDA and lower depreciation and amortization expense.

Fourth quarter 2010 net income attributable to DIRECTV was $618 million and earnings per share were $0.74 compared to a net loss of $32 million and a loss per share of $0.03 in the fourth quarter of 2009. Excluding a fourth quarter 2009 pre-tax charge of $491 million ($486 million after tax) related to the Liberty Transaction completed in November 2009, fourth quarter 2010 net income attributable to DIRECTV and diluted earnings per share increased 36% and 54%, respectively. The improvements were due to the higher operating profit, a lower effective tax rate resulting from foreign tax credits previously not recognized and a lower effective state tax rate, as well as a $41 million fourth quarter 2009 charge related to an asset impairment resulting from the decline in fair value of an equity method investment in Argentina (recorded in “Other, net” on the Consolidated Statements of Operations). These changes were partially offset by higher interest expense resulting from greater average debt balances. In addition, earnings per share were favorably impacted by a 12% decline in weighted average common shares outstanding due to stock repurchases and the Liberty Transaction.

Cash flow before interest and taxes(3) declined 4% to $964 million compared to fourth quarter 2009 as higher OPBDA was more than offset by increased capital expenditures mostly due to higher gross additions and demand for advanced equipment at both DIRECTV U.S. and DTVLA, as well as higher investment in working capital. Fourth quarter 2010 free cash flow(4) was up slightly to $711 million as the decline in cash flow before interest and taxes was offset by lower tax payments attributable to a U.S. federal tax incentive enacted in the fourth quarter of 2010. Also during the fourth quarter but not included in free cash flow, DIRECTV repurchased approximately 37 million shares of Class A common stock for $1.55 billion and purchased 19% of Sky Brazil from Globo Comunicações e Participações S.A. (Globo) for $605 million.

Full Year Review

DIRECTV’s revenues in 2010 increased 12% over 2009 principally due to solid growth from DIRECTV U.S. and DTVLA. Revenues at DIRECTV U.S. increased 9% in 2010 driven by a 4.9% increase in ARPU and continued subscriber growth while revenues at DTVLA grew 25% due to strong subscriber growth and a 1.5% increase in ARPU. In addition, DIRECTV Sports Networks generated $237 million of net revenue in 2010 compared with $16 million in 2009.

Operating profit before depreciation and amortization increased 20% to $6.38 billion in 2010 due to strong OPBDA growth from both DIRECTV U.S. and DTVLA. DIRECTV U.S. OPBDA increased 11% primarily driven by gross profit associated with higher revenues partially offset by higher subscriber acquisition and G&A expenses. DTVLA’s 2010 OPBDA growth of 67% was driven by gross profit associated with higher revenues as well as lower G&A expenses principally due to a reduction in currency-related transaction charges in Venezuela. The 46% increase in DIRECTV’s 2010 operating profit to $3.90 billion was primarily due to the higher OPBDA as well as lower DIRECTV U.S. depreciation and amortization expense.

In 2010, net income attributable to DIRECTV more than doubled to $2.20 billion driven by the higher operating profit as well as a $67 million gain from the final settlement of the equity collars assumed in the Liberty Transaction. These gains were partially offset by higher tax expense principally resulting from the increase in pre-tax earnings, and greater interest expense due to higher average debt balances. Also impacting the comparison was a $491 million pre-tax charge ($486 million after tax) in 2009 related to the Liberty Transaction completed in November 2009, a $41 million impairment charge in 2009 related to the decline in fair value of an equity method investment in Argentina, as well as $62 million in 2009 gains associated with the revaluation of U.S. dollar denominated monetary net-liabilities in Brazil compared with $11 million in gains in 2010.

Diluted earnings per share attributable to Class A stockholders in 2010 was $2.30, more than double the prior year’s diluted earnings per share of $0.95. Excluding the impact of the Malone Exchange(5) and the 2009 after tax charge of $486 million related to the Liberty Transaction, 2010 diluted earnings per share of $2.48 increased 72% compared with $1.44 in 2009. The improvement was driven by the higher net income as well as an 11% decline in the average share count resulting from stock repurchases and a reduction in share count resulting from the Liberty Transaction in 2009.

Cash flow before interest and taxes increased 22% to $3.92 billion and free cash flow increased 18% to $2.79 billion compared to 2009 primarily due to the higher OPBDA partially offset by increased capital expenditures mostly associated with higher gross additions and sales of advanced equipment at DTVLA. In addition, free cash flow was negatively impacted by higher tax payments in 2010 mostly associated with an increase in pre-tax income. Also in 2010 but not included in free cash flow, DIRECTV paid $5.11 billion in cash for the repurchase of approximately 136 million shares of Class A common stock representing about 14.5% of outstanding shares and purchased 19% of Sky Brazil from Globo for $605 million. Also in 2010, DIRECTV U.S. completed $6.0 billion of senior notes financings which are summarized in the table below, repaid the remaining outstanding amounts of its senior secured credit facilities totaling $2.32 billion and made payments of $1.54 billion to repay the debt and associated equity collars assumed in the Liberty Transaction.

March 2010 Financing			August 2010 Financing
Amount	% Coupon	Due Date	Amount	% Coupon	Due Date
$1.2B	3.55%	2015	$750M	3.125%	2016
$1.3B	5.20%	2020	$1.0B	4.60%	2021
$500M	6.35%	2040	$1.25B	6.00%	2040

SEGMENT FINANCIAL REVIEW
DIRECTV U.S. Segment

	Three Months		Twelve Months
DIRECTV U.S.	Ended December 31,		Ended December 31,
Dollars in Millions except ARPU	2010	2009	2010	2009
Revenue	$5,531	$5,126	$20,268	$18,671
Average Monthly Revenue per Subscriber (ARPU) ($)	96.64	92.36	89.71	85.48
Operating Profit Before Depreciation and Amortization(1)	1,324	1,275	5,216	4,685
Operating Profit	863	750	3,290	2,410
Cash Flow Before Interest and Taxes(3)	847	989	3,510	3,072
Free Cash Flow(4)	646	718	2,348	2,206
Subscriber Data (in 000’s except Churn)
Gross Subscriber Additions	1,116	964	4,124	4,273
Average Monthly Subscriber Churn	1.44%	1.52%	1.53%	1.53%
Net Subscriber Additions	289	119	663	939
Cumulative Subscribers	19,223	18,560	19,223	18,560

Fourth Quarter Review

In the quarter, DIRECTV U.S. revenues increased 8% to $5.53 billion compared to fourth quarter 2009 primarily due to strong ARPU growth and the larger subscriber base. ARPU of $96.64 increased 4.6% largely due to price increases and higher revenues from advanced products, pay-per-view and premium movies as well as advertising sales. Net additions of 289,000 were more than double a year ago as gross additions increased 16% to 1.12 million and churn declined to 1.44% primarily due to improved customer offers and segmentation amid a relatively stable economic environment. DIRECTV U.S. ended the quarter with 19.22 million subscribers compared with 18.56 million subscribers as of December 31, 2009.

Fourth quarter OPBDA increased 4% to $1.32 billion and operating profit increased 15% to $863 million due to gross profit associated with higher revenues partially offset by an increase in subscriber acquisition costs related to higher gross additions, as well as increased demand for advanced equipment by both new and existing subscribers. Operating profit was also favorably impacted by the completion of amortization for subscriber-related intangible assets and an orbital slot lease, as well as lower depreciation expense associated with a reduction in set-top box capital expenditures over the last several years.

Full Year Review

DIRECTV U.S. full year 2010 revenues increased 9% to $20.27 billion primarily due to strong ARPU growth and a larger subscriber base. ARPU of $89.71 increased 4.9% largely due to price increases and higher revenues from advanced products, pay-per-view and premium movies as well as advertising sales. Compared to 2009, gross additions declined 3% to 4.12 million and average monthly churn was unchanged at 1.53% resulting in net additions of 663,000.

OPBDA in 2010 increased 11% to $5.22 billion and operating profit increased 37% to $3.29 billion due to gross profit associated with higher revenues partially offset by an increase in subscriber acquisition costs related to higher gross additions, as well as increased demand for advanced equipment by both new and existing subscribers. In addition, G&A expense increased primarily due to higher bad debt expense and increased incentive compensation expense relating to the strong operating and financial performance in 2010. Operating profit was also favorably impacted by the completion of amortization for subscriber-related intangible assets and an orbital slot lease, as well as lower depreciation expense associated with a reduction in set-top box capital expenditures over the last several years.

DIRECTV Latin America Segment

DIRECTV owns 93% of Sky Brazil, 41% of Sky Mexico and 100% of PanAmericana, which covers most of the remaining countries in the region. Sky Mexico, whose results are accounted for as an equity method investment and therefore are not consolidated by DTVLA, had approximately 3.04 million subscribers as of December 31, 2010 bringing the total subscribers in the region to 8.85 million.

	Three Months		Twelve Months
DIRECTV Latin America	Ended December 31,		Ended December 31,
Dollars in Millions except ARPU	2010	2009	2010	2009
Revenue	$1,031	$839	$3,597	$2,878
Average Monthly Revenue per Subscriber (ARPU) ($)	61.12	62.67	57.95	57.12
Operating Profit Before Depreciation and Amortization(1)	342	219	1,164	697
Operating Profit	185	114	623	331
Cash Flow Before Interest and Taxes(3)	111	15	397	259
Free Cash Flow(4)	59	(13)	218	105
Subscriber Data(6) (in 000’s except Churn)
Gross Subscriber Additions	639	460	2,318	1,575
Average Monthly Subscriber Churn	1.55%	1.54%	1.77%	1.75%
Net Subscriber Additions	378	254	1,220	692
Cumulative Subscribers	5,808	4,588	5,808	4,588

Fourth Quarter Review

Fourth quarter revenues for DIRECTV Latin America increased 23% to $1.03 billion due to continued strong subscriber growth including a 49% increase in fourth quarter net additions to 378,000. Gross additions in the quarter increased 39% largely due to targeted customer promotions aimed at the middle-market segment in Brazil as well as continued strong demand for HD, DVR and pre-paid services in the region. Also in the quarter, average monthly churn was relatively unchanged at 1.55% while post-paid churn declined 8 basis points to 1.37% reflecting declines in Brazil and Venezuela. ARPU declined 2.5% in the quarter primarily due to currency devaluations, particularly in Venezuela. However excluding exchange rate fluctuations, ARPU increased over 5% principally due to price increases and higher sales of advanced products throughout the region.

DIRECTV Latin America’s fourth quarter 2010 OPBDA of $342 million improved 56% and operating profit of $185 million increased 62% over last year’s fourth quarter. The increases were primarily due to gross profit associated with higher revenue, as well as a $44 million decrease in charges related to the exchange of Venezuelan currency to U.S. dollars. This growth was partially offset by increased subscriber acquisition costs associated with the higher gross additions, as well as an increase in upgrade and retention costs related to higher demand for advanced equipment. Also impacting operating profit was higher depreciation expense mostly due to the increase in set-top boxes deployed related to the higher gross subscriber additions as well as increased demand for advanced equipment compared to last year.

Full Year Review

Full year revenues for DIRECTV Latin America increased 25% to $3.60 billion primarily due to a 76% increase in 2010 net subscriber additions as well as a 1.5% increase in ARPU. The increase in 2010 net subscriber additions to 1.22 million was driven by a 47% increase in gross additions to 2.32 million and a relatively unchanged average monthly churn rate of 1.77%. The higher gross additions were largely due to continued strong demand for HD, DVR and pre-paid services, benefits from the FIFA World Cup soccer tournament and targeted customer promotions aimed at the middle-market segments which drove strong growth across the region, particularly in Brazil, Argentina, Colombia, Ecuador and Chile. Post-paid churn in 2010 declined 8 basis points to 1.47% reflecting declines in Brazil and Argentina. The modest ARPU increase to $57.95 in 2010 was principally due to price increases, higher sales of advanced products throughout the region and favorable exchange rates in Brazil, mostly offset by currency devaluations, particularly in Venezuela.

DIRECTV Latin America’s 2010 OPBDA of $1.16 billion improved 67% and operating profit of $623 million increased 88% over last year. The increases were primarily due to gross profit associated with higher revenue, as well as a $191 million decrease in charges related to the exchange of Venezuelan currency to U.S. dollars. The growth was partially offset by increased subscriber acquisition costs related to the higher gross additions. Also impacting operating profit was higher depreciation expense mostly due to the increase in set-top boxes deployed related to the higher gross subscriber additions as well as increased demand for advanced equipment compared to last year.

CONFERENCE CALL INFORMATION

A live webcast of DIRECTV’s fourth quarter 2010 earnings call will be available on the company’s website at www.directv.com/investor. The webcast will begin at 9:00 a.m. ET, today February 23, 2011. Access to the earnings call is also available in the United States by dialing (888) 213-3710 and internationally by dialing (913) 312-0391. The conference ID number is 8587454. A replay of the call can be accessed by dialing 888-203-1112 in the U.S. and 719-457-0820 internationally. The replay pass code is 8587454. The replay will be available from 10:30 a.m. PT Wednesday, February 23, 2011 through 9:59 p.m. PT Wednesday, March 2 and will also be archived on our website at www.directv.com/investor.

FOOTNOTES

(1) Operating profit before depreciation and amortization, which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with GAAP. Please see each of DIRECTV’s and DIRECTV Holdings LLC’s Annual Reports on Form 10-K for the year ended December 31, 2010 expected to be filed with the SEC before March 1, 2010 for further discussion of operating profit before depreciation and amortization. Operating profit before depreciation and amortization margin is calculated by dividing operating profit before depreciation and amortization by total revenues.

(2) See reconciliation of adjusted diluted earnings per share to diluted earnings per share at the end of this release.

(3) Cash flow before interest and taxes, which is a financial measure that is not determined in accordance with GAAP, is calculated by deducting amounts under the captions “Cash paid for property and equipment”, “Cash paid for satellites”, “Cash paid for subscriber leased equipment – subscriber acquisitions” and “Cash paid for subscriber leased equipment – upgrade and retention” from “Net cash provided by operating activities” from the Consolidated Statements of Cash Flows and adding back net interest paid and “Cash paid for income taxes”. This financial measure should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of cash flows from operating activities, as determined in accordance with GAAP. DIRECTV and DIRECTV U.S. management use cash flow before interest and taxes to evaluate the cash generated by our current subscriber base, net of capital expenditures, and excluding the impact of interest and taxes, for the purpose of allocating resources to activities such as adding new subscribers, retaining and upgrading existing subscribers, for additional capital expenditures and as a measure of performance for incentive compensation purposes. DIRECTV and DIRECTV U.S. believe this measure is useful to investors, along with other GAAP measures (such as cash flows from operating and investing activities), to compare our operating performance to other communications, entertainment and media companies. We believe that investors also use current and projected cash flow before interest and taxes to determine the ability of our current and projected subscriber base to fund required and discretionary spending and to help determine the financial value of the company.

(4) Free cash flow, which is a financial measure that is not determined in accordance with GAAP, is calculated by deducting amounts under the captions “Cash paid for property and equipment”, “Cash paid for satellites”, “Cash paid for subscriber leased equipment – subscriber acquisitions”, and “Cash paid for subscriber leased equipment – upgrade and retention” from “Net cash provided by operating activities” from the Consolidated Statements of Cash Flows. This financial measure should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of cash flows from operating activities, as determined in accordance with GAAP. DIRECTV and DIRECTV U.S. management use free cash flow to evaluate the cash generated by our current subscriber base, net of capital expenditures, for the purpose of allocating resources to activities such as adding new subscribers, retaining and upgrading existing subscribers, for additional capital expenditures and as a measure of performance for incentive compensation purposes. DIRECTV and DIRECTV U.S. believe this measure is useful to investors, along with other GAAP measures (such as cash flows from operating and investing activities), to compare our operating performance to other communications, entertainment and media companies. We believe that investors also use current and projected free cash flow to determine the ability of our current and projected subscriber base to fund required and discretionary spending and to help determine the financial value of the company.

(5) In the second quarter of 2010, DIRECTV resolved an FCC issue regarding our Puerto Rico operations by consummating a transaction with Dr. John C. Malone and members of his family. Under the terms of the agreement, the Malones exchanged 21.8 million shares of Class B common stock of the Company, which was all of the outstanding Class B shares, for 26.5 million shares of Class A common stock. The additional 4.7 million Class A common shares were valued at approximately $160 million.

(6) DIRECTV Latin America subscriber data exclude subscribers of the Sky Mexico service. Gross and net subscriber additions as well as churn exclude the impact of the migration of approximately 3,000 subscribers to DIRECTV Latin America in the fourth quarter of 2009 and net 13,000 subscribers to DIRECTV Latin America during the full year of 2009. Cumulative subscriber totals include the impact of the migrated and acquired subscribers.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

NOTE: This release may include or incorporate by reference certain statements that we believe are, or may be considered to be, “forward-looking statements” within the meaning of various provisions of the Securities Act of 1933 and of the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by use of statements that include phrases such as “believe,” “expect,” “estimate,” “anticipate,” “intend,” “plan,” “project” or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. All of these forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or from those expressed or implied by the relevant forward-looking statement. Such risks and uncertainties include, but are not limited to: economic conditions; product demand and market acceptance; ability to simplify aspects of our business model, improve customer service, create new and desirable programming content and interactive features, and achieve anticipated economies of scale; government and regulatory action; local political or economic developments in or affecting countries where we have operations, including political, economic and social uncertainties in many Latin American countries in which DTVLA operates; foreign currency exchange rates; currency exchange controls; ability to obtain export licenses; competition; the outcome of legal proceedings; reliance on key executives and the loss thereof; indemnification obligations; ability to achieve cost reductions; increasing subscriber acquisition costs and subscriber churn; ability of third parties to timely perform material contracts; an NFL strike or lockout; ability to renew programming contracts under favorable terms; technological risk; potential intellectual property infringement; limitations on access to distribution channels; natural disasters; the success and timeliness of satellite launches; in-orbit performance of satellites, including technical anomalies; loss of uninsured satellites; theft of satellite programming signals; significant debt; and our ability to access capital to maintain our financial flexibility. These factors are also described in Item 1A of DIRECTV’s Form 10-K, quarterly reports filed on Form 10-Q and other SEC filings. We urge you to consider these factors carefully in evaluating the forward-looking statements.

DIRECTV (NASDAQ:DTV) is the world’s leading provider of digital television entertainment services. Through its subsidiaries and affiliated companies in the United States, Brazil, Mexico and other countries in Latin America, DIRECTV provides digital television service to more than 19.2 million customers in the United States and nearly 8.9 million customers in Latin America. DIRECTV sports and entertainment properties include three regional sports networks (Northwest, Rocky Mountain and Pittsburgh) as well as a 65 percent ownership interest in Game Show Network. For more information on DIRECTV, visit directv.com.

DIRECTV
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions, Except Per Share Amounts)
(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Revenues	$6,621	$5,981	$24,102	$21,565

Operating costs and expenses
Costs of revenues, exclusive of depreciation and amortization expense
Broadcast programming and other	2,895	2,660	10,074	9,064
Subscriber service expenses	440	399	1,681	1,525
Broadcast operations expenses	91	87	350	341
Selling, general and administrative expenses, exclusive of depreciation and amortization expense
Subscriber acquisition costs	812	697	3,005	2,773
Upgrade and retention costs	316	273	1,169	1,092
General and administrative expenses	383	371	1,445	1,457
Depreciation and amortization expense	622	632	2,482	2,640
Total operating costs and expenses	5,559	5,119	20,206	18,892

Operating profit	1,062	862	3,896	2,673

Interest income	11	16	39	41
Interest expense	(161)	(119)	(557)	(423)
Liberty transaction and related gains (charges)	-	(491)	67	(491)
Other, net	24	(33)	69	34

Income before income taxes	936	235	3,514	1,834

Income tax expense	(253)	(242)	(1,202)	(827)

Net income	683	(7)	2,312	1,007

Less: Net income attributable to noncontrolling interest	(65)	(25)	(114)	(65)

Net income (loss) attributable to DIRECTV	$618	($32)	$2,198	$942

Net income (loss) attributable to DIRECTV Class A common stockholders (DIRECTV Group common stockholders for the period January 1, 2009 through November 19, 2009)	$618	($32)	$2,014	$942
Net income attributable to DIRECTV Class B common stockholders, including $160 million exchange inducement value for the Malone Transaction	-	-	184	-
Net income (loss) attributable to DIRECTV	$618	($32)	$2,198	$942

Basic earnings (loss) attributable to DIRECTV Class A stockholders per common share (DIRECTV Group common shares for the period January 1, 2009 through November 19, 2009)	$0.75	$(0.03)	$2.31	$0.96

Diluted earnings (loss) attributable to DIRECTV Class A stockholders per common share (DIRECTV Group common shares for the period January 1, 2009 through November 19, 2009)	0.74	(0.03)	2.30	0.95

Basic and diluted earnings (loss) attributable to DIRECTV Class B stockholders per common share, including $160 million exchange inducement value for the Malone Transaction	-	(0.02)	8.44	(0.02)

Weighted average number of Class A common shares outstanding (in millions)
Basic	827	935	870	982
Diluted	833	935	876	989

Weighted average number of Class B common shares outstanding, for the period of November 19, 2009 through June 16, 2010 (in millions)
Basic	-	22	22	22
Diluted	-	22	22	22

Weighted average number of total common shares outstanding (in millions)
Basic	827	945	880	985
Diluted	833	945	886	992

DIRECTV
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)
(Unaudited)

	December 31,	December 31,
ASSETS	2010	2009
Current assets
Cash and cash equivalents	$1,502	$2,605
Accounts receivable, net of allowances of $76 and $56	2,001	1,625
Inventories	247	212
Deferred income taxes	53	217
Prepaid expenses and other	450	396

Total current assets	4,253	5,055
Satellites, net	2,235	2,338
Property and equipment, net	4,444	4,138
Goodwill	4,148	4,164
Intangible assets, net	1,074	1,131
Investments and other assets	1,755	1,434

Total assets	$17,909	$18,260

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable and accrued liabilities	$3,926	$3,757
Unearned subscriber revenues and deferred credits	486	434
Current portion of long-term debt	38	1,510

Total current liabilities	4,450	5,701
Long-term debt	10,472	6,500
Deferred income taxes	1,670	1,070
Other liabilities and deferred credits	1,287	1,678
Commitments and contingencies
Redeemable noncontrolling interest	224	400
Stockholders' equity (deficit)	(194)	2,911

Total liabilities and stockholders' equity (deficit)	$17,909	$18,260

DIRECTV
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)
(Unaudited)

	Years Ended December 31,
	2010	2009
Cash Flows From Operating Activities
Net income	$2,312	$1,007
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	2,482	2,640
Amortization of deferred revenues and deferred credits	(36)	(48)
Net loss from impairment of investments	-	45
Share-based compensation expense	82	55
Equity in earnings from unconsolidated affiliates	(90)	(51)
Dividends received	78	94
Net foreign currency transaction gains	(11)	(62)
Liberty transaction and related (gains) charges	(67)	491
Deferred income taxes	375	441
Other	60	48
Change in other operating assets and liabilities:
Accounts receivable	(391)	(141)
Inventories	(35)	(12)
Prepaid expenses and other	(4)	(5)
Accounts payable and accrued liabilities	437	(215)
Unearned subscriber revenue and deferred credits	52	55
Other, net	(38)	89
Net cash provided by operating activities	5,206	4,431
Cash Flows From Investing Activities
Cash paid for property and equipment	(2,303)	(2,012)
Cash paid for satellites	(113)	(59)
Cash paid for Liberty transaction, net of cash acquired	-	(97)
Investment in companies, net of cash acquired	(617)	(37)
Other, net	(66)	11
Net cash used in investing activities	(3,099)	(2,194)
Cash Flows From Financing Activities
Cash proceeds from debt issuance	5,978	1,990
Debt issuance costs	(44)	(14)
Repayment of long-term debt	(2,323)	(1,018)
Proceeds from short-term borrowings	38	-
Repayment of collar loan and equity collars	(1,537)	(751)
Repayment of other long-term obligations	(127)	(116)
Common shares repurchased and retired	(5,111)	(1,696)
Stock options exercised	38	35
Taxes paid in lieu of shares issued for share-based compensation	(118)	(72)
Excess tax benefit from share-based compensation	11	5
Dividends paid to redeemable noncontrolling interest	(15)	-
Net cash used in financing activities	(3,210)	(1,637)
Net increase (decrease) in cash and cash equivalents	(1,103)	600
Cash and cash equivalents at beginning of the period	2,605	2,005
Cash and cash equivalents at the end of the period	$1,502	$2,605

Supplemental Cash Flow Information
Cash paid for interest	$460	$412
Cash paid for income taxes	705	484

DIRECTV
SELECTED SEGMENT DATA
(Dollars in Millions)
(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
DIRECTV U.S.
Revenues	$5,531	$5,126	$20,268	$18,671
Operating profit before depreciation and amortization (1)	1,324	1,275	5,216	4,685
Operating profit before depreciation and amortization margin (1)	23.9%	24.9%	25.7%	25.1%
Operating profit	$863	$750	$3,290	$2,410
Operating profit margin	15.6%	14.6%	16.2%	12.9%
Depreciation and amortization	$461	$525	$1,926	$2,275
Capital expenditures	440	343	1,557	1,485

DIRECTV LATIN AMERICA
Revenues	$1,031	$839	$3,597	$2,878
Operating profit before depreciation and amortization (1)	342	219	1,164	697
Operating profit before depreciation and amortization margin (1)	33.2%	26.1%	32.4%	24.2%
Operating profit	$185	$114	$623	$331
Operating profit margin	17.9%	13.6%	17.3%	11.5%
Depreciation and amortization	$157	$105	$541	$366
Capital expenditures	230	179	857	584

SPORTS NETWORKS, ELIMINATIONS and OTHER
Revenues	$59	$16	$237	$16
Operating profit (loss) before depreciation and amortization (1)	18	-	(2)	(69)
Operating profit (loss)	14	(2)	(17)	(68)
Depreciation and amortization	4	2	15	(1)
Capital expenditures	-	1	2	2

TOTAL
Revenues	$6,621	$5,981	$24,102	$21,565
Operating profit before depreciation and amortization (1)	1,684	1,494	6,378	5,313
Operating profit before depreciation and amortization margin (1)	25.4%	25.0%	26.5%	24.6%
Operating profit	$1,062	$862	$3,896	$2,673
Operating profit margin	16.0%	14.4%	16.2%	12.4%
Depreciation and amortization	$622	$632	$2,482	$2,640
Capital expenditures	670	523	2,416	2,071

(1) See footnote 1

DIRECTV HOLDINGS LLC (DIRECTV U.S.)
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Revenues	$5,531	$5,126	$20,268	$18,671

Operating costs and expenses
Costs of revenues, exclusive of depreciation and amortization expense
Broadcast programming and other	2,541	2,359	8,699	8,027
Subscriber service expenses	341	322	1,340	1,268
Broadcast operations expenses	70	68	273	274
Selling, general and administrative expenses, exclusive of depreciation and amortization expense
Subscriber acquisition costs	702	607	2,631	2,478
Upgrade and retention costs	291	260	1,106	1,045
General and administrative expenses	262	235	1,003	894
Depreciation and amortization expense	461	525	1,926	2,275
Total operating costs and expenses	4,668	4,376	16,978	16,261

Operating profit	863	750	3,290	2,410

Interest income	1	-	5	4
Interest expense	(144)	(94)	(488)	(348)
Other, net	4	(4)	(5)	(17)

Income before income taxes	724	652	2,802	2,049

Income tax expense	(240)	(255)	(1,051)	(794)

Net income	$484	$397	$1,751	$1,255

DIRECTV HOLDINGS LLC (DIRECTV U.S.)
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)
(Unaudited)

	December 31,	December 31,
ASSETS	2010	2009
Current assets
Cash and cash equivalents	$687	$1,716
Accounts receivable, net of allowances of $46 and $29	1,735	1,421
Inventories	227	200
Deferred income taxes	-	60
Prepaid expenses and other	187	163

Total current assets	2,836	3,560
Satellites, net	1,794	1,870
Property and equipment, net	2,832	2,998
Goodwill	3,176	3,167
Intangible assets, net	495	582
Other assets	267	231

Total assets	$11,400	$12,408

LIABILITIES AND OWNER’S EQUITY (DEFICIT)
Current liabilities
Accounts payable and accrued liabilities	$2,977	$2,727
Unearned subscriber revenues and deferred credits	378	353
Current portion of long-term debt	-	308

Total current liabilities	3,355	3,388
Long-term debt	10,472	6,500
Deferred income taxes	906	559
Other liabilities and deferred credits	288	510
Commitments and contingencies
Owner’s equity (deficit)	(3,621)	1,451

Total liabilities and owner’s equity (deficit)	$11,400	$12,408

DIRECTV HOLDINGS LLC (DIRECTV U.S.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)
(Unaudited)

	Years Ended December 31,
	2010	2009
Cash Flows From Operating Activities
Net income	$1,751	$1,255
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization expense	1,926	2,275
Amortization of deferred revenues and deferred credits	(36)	(48)
Share-based compensation expense	67	44
Deferred income taxes	278	229
Other	20	20
Change in other operating assets and liabilities:
Accounts receivable	(329)	(121)
Inventories	(27)	(10)
Prepaid expenses and other	(26)	98
Accounts payable and accrued liabilities	245	(76)
Unearned subscriber revenue and deferred credits	25	33
Other, net	11	(8)
Net cash provided by operating activities	3,905	3,691
Cash Flows From Investing Activities
Cash paid for property and equipment	(477)	(443)
Cash paid for subscriber leased equipment - subscriber acquisitions	(651)	(564)
Cash paid for subscriber leased equipment - upgrade and retention	(316)	(419)
Cash paid for satellites	(113)	(59)
Investment in companies, net of cash acquired	(1)	(11)
Other	3	-
Net cash used in investing activities	(1,555)	(1,496)
Cash Flows From Financing Activities
Cash proceeds from debt issuance	5,978	1,990
Debt issuance costs	(44)	(14)
Repayment of long-term debt	(2,323)	(1,018)
Repayment of other long-term obligations	(99)	(90)
Cash dividends to Parent	(6,900)	(2,500)
Excess tax benefit from share-based compensation	9	4
Net cash used in financing activities	(3,379)	(1,628)
Net increase (decrease) in cash and cash equivalents	(1,029)	567
Cash and cash equivalents at beginning of the period	1,716	1,149
Cash and cash equivalents at end of the period	$687	$1,716

Supplemental Cash Flow Information
Cash paid for interest	$392	$341
Cash paid for income taxes	775	529

Non-GAAP Financial Measure Reconciliation Schedules
(Unaudited)

DIRECTV
Reconciliation of Operating Profit Before Depreciation and Amortization to Operating Profit*
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Dollars in Millions)
Operating Profit Before Depreciation and Amortization	$1,684	$1,494	$6,378	$5,313
Subtract: Depreciation and amortization expense	622	632	2,482	2,640
Operating Profit	$1,062	$862	$3,896	$2,673

*For a reconciliation of this non-GAAP financial measure for each of our segments, please see the Notes to the Consolidated Financial Statements which will be included in DIRECTV's Annual Report on Form 10-K for the year ended December 31, 2010, which is expected to be filed with the SEC before March 1, 2011.

DIRECTV
Reconciliation of Cash Flow Before Interest and Taxes[3] and Free Cash Flow[4] to
Net Cash Provided by Operating Activities
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Dollars in Millions)
Cash Flow Before Interest and Taxes	$964	$1,005	$3,916	$3,215
Adjustments:
Cash paid for interest	(160)	(138)	(460)	(412)
Interest income	11	16	39	41
Income taxes paid	(104)	(173)	(705)	(484)
Subtotal - Free Cash Flow	711	710	2,790	2,360
Add Cash Paid For:
Property and equipment	656	504	2,303	2,012
Satellites	14	19	113	59
Net Cash Provided by Operating Activities	$1,381	$1,233	$5,206	$4,431

DIRECTV
Reconciliation of Consolidated DIRECTV Adjusted Diluted EPS to Diluted EPS
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Adjusted Diluted EPS	$0.74	$0.48	$2.48	$1.44
Impact of Liberty Transaction and related charges in 2009	-	(0.51)	-	(0.49)
Impact of Malone Transaction in 2010[5]	-	-	(0.18)	-
Diluted EPS	$0.74	($0.03)	$2.30	$0.95

DIRECTV Latin America
Reconciliation of Cash Flow Before Interest and Taxes[3] and Free Cash Flow[4] to
Net Cash Provided by Operating Activities
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Dollars in Millions)
Cash Flow Before Interest and Taxes	$111	$15	$397	$259
Adjustments:
Cash paid for interest	(14)	(15)	(58)	(63)
Interest income	10	16	33	35
Income taxes paid	(48)	(29)	(154)	(126)
Subtotal - Free Cash Flow	59	(13)	218	105
Add Cash Paid For:
Property and equipment	230	179	857	584
Net Cash Provided by Operating Activities	$289	$166	$1,075	$689

(3), (4) and (5) - See footnotes

DIRECTV HOLDINGS LLC (DIRECTV U.S.)
Non-GAAP Financial Measure Reconciliation and SAC Calculation
(Unaudited)

Reconciliation of Pre-SAC Margin* to Operating Profit
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Dollars in Millions)
Operating Profit	$863	$750	$3,290	$2,410
Adjustments:
Subscriber acquisition costs (expensed)	702	607	2,631	2,478
Depreciation and amortization expense	461	525	1,926	2,275
Cash paid for subscriber leased equipment - upgrade and retention	(84)	(98)	(316)	(419)
Pre-SAC margin*	$1,942	$1,784	$7,531	$6,744
Pre-SAC margin as a percentage of revenue*	35.1%	34.8%	37.2%	36.1%

Reconciliation of Cash Flow Before Interest and Taxes[3] and Free Cash Flow[4] to
Net Cash Provided by Operating Activities
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Dollars in Millions)
Cash Flow Before Interest and Taxes	$847	$989	$3,510	$3,072
Adjustments:
Cash paid for interest	(144)	(117)	(392)	(341)
Interest income	1	-	5	4
Income taxes paid	(58)	(154)	(775)	(529)
Subtotal - Free Cash Flow	646	718	2,348	2,206
Add Cash Paid For:
Property and equipment	128	107	477	443
Subscriber leased equipment - subscriber acquisitions	214	119	651	564
Subscriber leased equipment - upgrade and retention	84	98	316	419
Satellites	14	19	113	59
Net Cash Provided by Operating Activities	$1,086	$1,061	$3,905	$3,691

(3) and (4) - See footnotes

* Pre-SAC Margin, which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, is calculated for DIRECTV U.S. by adding amounts under the captions “Subscriber acquisition costs” and “Depreciation and amortization expense” to “Operating Profit” from the Consolidated Statements of Operations and subtracting "Cash paid for subscriber leased equipment - upgrade and retention" from the Consolidated Statements of Cash Flows. This financial measure should be used in conjunction with GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with GAAP. DIRECTV and DIRECTV U.S. management use Pre-SAC Margin to evaluate the profitability of DIRECTV U.S.’ current subscriber base for the purpose of allocating resources to discretionary activities such as adding new subscribers, upgrading and retaining existing subscribers and for capital expenditures. To compensate for the exclusion of “Subscriber acquisition costs,” management also uses operating profit and operating profit before depreciation and amortization expense to measure profitability.

DIRECTV and DIRECTV U.S. believe this measure is useful to investors, along with GAAP measures (such as revenues, operating profit and net income), to compare DIRECTV U.S.’ operating performance to other communications, entertainment and media companies. DIRECTV and DIRECTV U.S. believe that investors also use current and projected Pre-SAC Margin to determine the ability of DIRECTV U.S.’ current and projected subscriber base to fund discretionary spending and to determine the financial returns for subscriber additions.

SAC Calculation
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Dollars in Millions, Except SAC Amounts)

Subscriber acquisition costs (expensed)	$702	$607	$2,631	$2,478
Cash paid for subscriber leased equipment - subscriber acquisitions	214	119	651	564
Total acquisition costs	$916	$726	$3,282	$3,042
Gross subscriber additions (000's)	1,116	964	4,124	4,273
Average subscriber acquisition costs-per subscriber (SAC)	$821	$753	$796	$712

CONTACT:
DIRECTV
Media Contact: Darris Gringeri (212) 205-0882
Investor Relations: (310) 964-0808